                                                                     EXHIBIT 3.2

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                     -------------------------------------

                           CERTIFICATE OF CORRECTION

          Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Corporation"), hereby certifies that:

          FIRST:  The title of the document being corrected is  Articles of
          -----
Amendment and Restatement.

          SECOND:  The Articles of Amendment and Restatement were filed on May
          ------
22, 1997.

          THIRD:  The provisions of the Articles of Amendment and Restatement
          -----
which are to be corrected are set forth below:

               1. The fourth line of the definition of "Excepted Holder Limit" in Article VII, Section 7.1, currently reads as follows:

          "disposed of by AEW or any such assignee after May 23, 1997, and increased in each case in the"

               2. The first sentence of Article VII, Section 7.2.9(b), currently reads as follows:

          "AEW may Transfer or assign all or a portion of its interest held in Common Stock of the Corporation on May 23, 1997 to another Person, provided that, as a result of such Transfer, no Individual would Beneficially Own shares of Capital Stock in excess of the Ownership Limit."

          FOURTH:  The corrected provisions of the Articles of Amendment and
          ------
Restatement of the Corporation are set forth below:

               1. The fourth line of the definition of "Excepted Holder Limit" in Article VII, Section 7.1, shall read as follows:

          "disposed of by AEW or any such assignee after May 28, 1997, and increased in each case in the"

               2. The first sentence of Article VII, Section 7.2.9(b), shall read as follows:

          "AEW may Transfer or assign all or a portion of its interest held in Common Stock of the Corporation on May 28, 1997 to another Person, provided that, as a result of such Transfer, no Individual would Beneficially Own shares of Capital Stock in excess of the Ownership Limit."

          The undersigned Chairman of the Board acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman of the
Broad and attested to by its Secretary on this 20th day of    June       , 1997.
                                               -----       --------------


ATTEST:                             ALEXANDRIA REAL ESTATE
                                    EQUITIES, INC.



  /s/ Peter J. Nelson               By:  /s/ Jerry M. Sudarsky (SEAL)
------------------------               -----------------------
Secretary                              Chairman of the Board